MECHEL REPORTS THE 9M 2014 FINANCIAL RESULTS

Revenue amounted to $5.0 billion
Consolidated EBITDA(a) amounted to $ 470 million
Net loss attributable to shareholders of Mechel OAO amounted to $1.2 billion

Moscow, Russia – December 9, 2014 – Mechel OAO (NYSE: MTL), a leading Russian mining and steel group, announces financial results for the 9M 2014.

Mechel OAO’s Chief Executive Officer Oleg Korzhov commented on the 9M 2014 results:

“This year the company operated as the situation changed dynamically both in the economy as a whole and in the markets for the products we manufacture and sell. A significant slump of coal and iron ore prices, major volatility of ruble conversion rates and other factors led to an uneven dynamics of our financial results from quarter to quarter. Our steel segment demonstrated strong results, reaching in the third quarter 2014 record EBITDA margin of 14% and increased its share in the Group’s consolidated EBITDA to nearly 45% over this year’s nine months.

In this accounting period, the Group was increasing its operational revenue and EBITDA each quarter, cutting its net loss by nearly half as compared to the same period last year. This proves that the company’s development strategy approved by the Board of Directors in May 2012, which includes focusing on core business segments, disposal of inefficient assets and increasing efficiency of the Group’s key enterprises, was correct. The dynamics of our results reflect the efficiency of measures taken as part of that strategy’s implementation.”

Consolidated Results For The 9M 2014

US $ mln.	9M 2014	9M 2013%		3Q’14 2Q’14%
Revenue	5,032	6,718	-25%	1,588	1,744	-9%

from external customers

Adjusted operating income/(loss)	124	216	-43%	107	41	161%

EBITDA (a)	470	599	-22%	219	171	28%

EBITDA (a), margin	9.3%	8.9%		13.8%	9.8%

Net loss	-1,223	-2,247	-46%	-575	-63	813%

attributable to shareholders of Mechel OAO

Adjusted net income	-321	-329	-2%	-15	-152	-90%

Net debt	7,836	9,087	-14%	7,836	8,65	-9%

(excluding finance lease liabilities)

Trade working capital	-120	738	-116%	-120	40	-400%

•	The Group’s gross margin went up from 36% in 2Q2014 to 38% in 3Q2014. For the nine months 2014 gross profit margin was 35%.

•	Adjusted operating income showed significant growth in the third quarter 2014, but at the same time in January-September period of 2014 was lower by 43% as compared to the same period last year.

•	EBITDA(a) in the third quarter grew by 28% compared to the second quarter. The EBITDA margin went up to nearly 14%.

•	As of September 30, 2014, our net debt, excluding financial lease obligations, was $7.84 billion. For the third quarter net debt decreased by 9% due to partial redemption of bonds and ruble depreciation.

•	In the third quarter 2014 our trade working capital went down by $160 million.

Mining Segment
Financial Results For The 9M 2014

Mechel Mining Management OOO’s Chief Executive Officer Pavel Shtark noted:

“In the second half of this year, the mining segment is operating as coal prices have stopped decreasing, but remain at the weakest over the past few years. The lack of trade working capital led to a decrease in production in some of our enterprises, which in its turn led to a decrease in sales and revenue. Higher demand for coke was a positive factor. We increased production at our coke facilities and their supplies by coking coal concentrate from our mining assets. The growth of intra-group supplies, together with increased sales to Japan, partly compensated for the decrease of coal sales to China. In the third quarter, the segment demonstrated a reduction in revenue and EBITDA. Nevertheless, we turned from operational loss to income, decreased our adjusted net loss and maintained our margins at the level of the previous quarter.”

	9M	9M				%
US $ mln.	2014	2013	%	3Q’14	2Q’14
Revenue	1,614	2,158	-25%	492	551	-11%

from external customers

Revenue	447	376	19%	144	151	-5%

intersegment

EBITDA(a)	232	399	-42%	80	89	-10%

EBITDA (a), margin (4)	11.3%	15.7%		12.5%	12.7%

•	The decrease in the costs of most of division’s products in the reporting period helped to maintain the EBITDA margin stable quarter on quarter even with reduced revenue.

•	In the third quarter 2014 the export share in segment’s sales slightly decreased compared to the second quarter, but it remained on annual average level of about 70%.

•	In the third quarter the segment demonstrated an operating income and significantly reduced the adjusted net loss compared to the second quarter 2014.

Steel Segment
Financial Results For The 9M 2014

Mechel Steel Management Company OOO’s Chief Executive Officer Vladimir Tytsky said:

“We have optimized our production and sales structure, increased our share of high value-added products. This year we have sold over 100,000 tonnes of high-quality structural shapes, including rails, produced by Chelyabinsk Metallurgical Plant’s universal rolling mill. The slump in prices for incoming commodities helped bring down production costs. In these circumstances, with favorable market conditions, the segment demonstrated a substantial improvement of financial results, especially for the third quarter. EBITDA in the third quarter 2014 went up by 79% quarter-on-quarter and EBITDA margin reached a record level of 13.9%. Also for the third quarter 2014, the segment showed $15 million in adjusted net income.”

	9M	9M
US $ mln.	2014	2013	%	3Q’14	2Q’14	%
Revenue	2,904	4,015	-28%	948	1,027	-8%

from external customers

Revenue	173	168	3%	46	55	-16%

intersegment

EBITDA(a)	212	173	23%	138	77	79%

EBITDA(a), margin	6.9%	4.1%		13.9%	7.1%

•	Gross margin went up from 20% in 2Q2014 to 25% in 3Q2014.

•	In the third quarter 2014 adjusted operating income has nearly tripled compared to the previous quarter and amounted to $102 million.

Power Segment
Financial Results For The 9M 2014

Mechel-Energo OOO’s Chief Executive Officer Pyotr Pashnin noted:

“Over this year’s nine months, the segment yielded a fairly stable level of revenue, positive operational profit and EBITDA. We have significantly reduced our net loss. Our facilities used the low-load period to repair equipment and prepare for the fall-winter season, to ensure stable supplies of electricity and heat to our customers.”

	9M	9M	%			%
US $ mln.	2014	2013		3Q’14	2Q’14
Revenue	514	545	-6%	148	166	-11%

from external customers

Revenue	281	321	-12%	86	90	-4%

intersegment

EBITDA(a)	14	23	-39%	-7	3	-333%

EBITDA(a), margin (4)	1.7%	2.6%		-3.2%	1.2%

•	Segment’s revenue demonstrated growth in rubles, but due to the change in the ruble exchange rate it showed negative dynamic in US dollars.

•	Seasonal factors and the creation of additional reserves on doubtful debt also affected segment’s performance in the reporting period.

***

The management of Mechel will host a conference call today at 18:00 p.m. Moscow time (3:00 p.m. London time, 10 a.m. New York time) to review Mechel’s financial results and comment on current operations. The call may be accessed via the Internet at http://www.mechel.com, under the Investor Relations section.

***

Alexey Lukashov
Deputy Director of Investor Relations
Mechel OAO
Phone: 7-495-221-88-88
Fax: 7-495-221-88-00
alexey.lukashov@mechel.com

***

Mechel is one of the leading Russian companies. Its business includes three segments: mining, steel and power. Mechel unites producers of coal, iron ore concentrate, steel, rolled products, ferroalloys, hardware, heat and electric power. Mechel products are marketed domestically and internationally.

***

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of Mechel, as defined in the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. We wish to caution you that these statements are only predictions and that actual events or results may differ materially. We do not intend to update these statements. We refer you to the documents Mechel files from time to time with the U.S. Securities and Exchange Commission, including our Form 20-F. These documents contain and identify important factors, including those contained in the section captioned “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in our Form 20-F, that could cause the actual results to differ materially from those contained in our projections or forward-looking statements, including, among others, the achievement of anticipated levels of profitability, growth, cost and synergy of our recent acquisitions, the impact of competitive pricing, the ability to obtain necessary regulatory approvals and licenses, the impact of developments in the Russian economic, political and legal environment, volatility in stock markets or in the price of our shares or ADRs, financial risk management and the impact of general business and global economic conditions.

*Please find the calculation of the EBITDA(a) and other measures used here and hereafter in Attachment A

Attachments to the 9M 2014 Earnings Press Release
Attachment A

Non-GAAP financial measures. This press release includes financial information prepared in accordance with accounting principles generally accepted in the United States of America, or US GAAP, as well as other financial measures referred to as non-GAAP. The non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with US GAAP.

Adjusted EBITDA represents earnings before Depreciation, depletion and amortization, Foreign exchange gain / (loss), Loss from discontinued operations, Gain / (loss) from remeasurement of contingent liabilities at fair value, Interest expense, Interest income, Net result on the disposal of non-current assets, Impairment of goodwill and long-lived assets, Provision for amounts due from related parties, Result of disposed companies (incl. the result from their disposal), Amount attributable to noncontrolling interests, One-off accrual of taxes for prior periods and Income taxes. Adjusted EBITDA margin is defined as adjusted EBITDA as a percentage of our net revenues. Our adjusted EBITDA may not be similar to EBITDA measures of other companies. Adjusted EBITDA is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, acquisitions and other investments and our ability to incur and service debt. While interest, depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Our adjusted EBITDA calculation is commonly used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Adjusted net income / (loss) represents net income / (loss) before Loss from discontinued operations, Result of disposed companies, Foreign exchange gain / (loss), Impairment of goodwill and long-lived assets and Provision for the amounts due from related parties, including the effect on income tax and amounts attributable to noncontrolling interests. Our adjusted net income / (loss) may not be similar to adjusted net income / (loss) measures of other companies. Adjusted net income / (loss) is not a measurement under accounting principles generally accepted in the United States and should be considered in addition to, but not as a substitute for, the information contained in our consolidated statement of operations. We believe that our adjusted net income / (loss) provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations. While impairment of long-lived assets and goodwill and provision for the amounts due from related parties are considered operating costs under generally accepted accounting principles, these expenses represent the non-cash current period allocation of costs associated with assets acquired or constructed in prior periods. Our adjusted net income / (loss) calculation is used as one of the bases for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the metals and mining industry.

Our calculations of Net debt, excluding finance lease liabilities, and trade working capital are presented below:

US $ mln.	30.09.2014	30.09.2013	30.09.2014	30.06.2014
Short-term borrowings and current portion of long-term debt	7,618	1,938	7,618	8,202
Long-term debt, net of current portion	241	7,194	241	459
Derivative instruments	49	59	49	58
less Cash and cash equivalents	(72)	(104)	(72)	(69)
Net debt, excluding finance lease liabilities	7,836	9,087	7,836	8,650

US $ mln.	30.09.2014	30.09.2013	30.09.2014	30.06.2014

Accounts receivable, net of allowance for doubtful accounts	473	677	473	545
Due from related parties, net of allowance	40	99	40	51
Inventories	869	1,508	869	1,043
Prepayments and other current assets	306	388	306	375
Trade current assets	1,688	2,672	1,688	2,014

Trade payable to vendors of goods and services	800	912	800	986
Advances received	109	114	109	139
Accrued expenses and other current liabilities	489	521	489	406
Taxes and social charges payable	373	260	373	409
Due to related parties	37	127	37	34
Trade current liabilities	1,808	1,934	1,808	1,974

Trade working capital	(120)	738	(120)	40

Adjusted EBITDA can be reconciled to our consolidated statements of operations as follows:

Consolidated results			Mining Segment **		Steel Segment**		Power Segment**
US $ thousand	9m 2014	9m 2013	9m 2014	9m 2013	9m 2014	9m 2013	9m 2014	9m 2013
Net (loss) / income	(1,222,609)	(2,246,565)	(858,850)	(236,283)	(360,327)	(1,975,909)	(15,337)	(38,387)
Add:
Depreciation, depletion and amortization	326,497	385,451	210,135	255,845	109,631	122,386	6,730	7,219

Foreign exchange loss / (gain)	734,724	150,938	523,711	118,435	213,984	32,507	(2,971)	(4)

Loss resulting from accretion and remeasurement of contingent liability	1,642	1,521	1,642	1,521	—	—	—	—

Interest expense	573,451	547,740	294,176	282,928	277,710	275,031	25,723	27,899

Interest income	(2,717)	(6,993)	(16,382)	(38,614)	(9,285)	(6,447)	(1,208)	(50)

Net result on the disposal of non-current assets, impairment of goodwill and long-lived assets and provision for amounts due from related parties	25,276	811,496	8,269	2,424	16,646	808,070	361	1,002

(Income) / loss from discontinued operation, net of income tax	(8,005)	910,337	—	—	(9,549)	891,067	1,544	19,270

Result of disposed companies (incl. the result from their disposal)	2,386	101,363	—	—	2,383	101,363	3	—

Net gain / (loss) attributable to noncontrolling interests	4,003	2,931	(4,677)	17,075	5,827	(15,876)	2,854	1,732

Income taxes	13,854	(59,587)	52,474	(4,590)	(34,698)	(58,866)	(3,923)	3,869

Accrual of taxes (VAT, mineral extraction tax) for 2009-2010	21,439	—	21,439	—	—	—	—	—

Adjusted EBITDA	469,941	598,632	231,937	398,741	212,322	173,326	13,776	22,550

Adjusted EBITDA, margin	9.3%	8.9%	11.3%	15.7%	6.9%	4.1%	1.7%	2.6%
Net (loss) / income	(1,222,609)	(2,246,565)	(858,850)	(236,283)	(360,327)	(1,975,909)	(15,337)	(38,387)

Add:
Impairment of goodwill and long-lived assets	—	177,416	—	—	—	177,416	—	—

Provision for amounts due from related parties	15,598	629,392	418	—	14,953	629,392	227	—

(Income) / loss from discontinued operation, net of income tax	(8,005)	910,337	—	—	(9,549)	891,067	1,544	19,270

Result of disposed companies (incl. the result from their disposal)	2,386	101,363	—	—	2,383	101,363	3	—

Effect on net income / (loss) attributable to noncontrolling interests	4,170	(12,365)	—	—	4,170	(12,365)	—	—

Effect on income tax	(285)	(39,684)	—	—	(285)	(39,684)	—	—

Foreign exchange loss / (gain)	734,724	150,938	523,711	118,435	213,984	32,507	(2,971)	(4)

Accrual of income tax for 2009-2010	131,250	—	131,250	—	—	—	—	—

Accrual of taxes (VAT, mineral extraction tax) for 2009-2010	21,439	—	21,439	—	—	—	—	—

Adjusted net (loss) / income	(321,332)	(329,168)	(182,032)	(117,848)	(134,671)	(196,213)	(16,534)	(19,121)

Operating income / (loss)	79,118	(595,717)	(24,320)	144,945	84,285	(762,348)	7,248	17,674

Add:
Impairment of goodwill and long-lived assets	—	177,416	—	—	—	177,416	—	—

Provision for amounts due from related parties	15,598	629,392	418	—	14,953	629,392	227	—

Loss on write-off of property, plant and equipment	7,713	5,270	5,995	4,163	1,719	1,107	—	—

Accrual of taxes (VAT, mineral extraction tax) for 2009-2010	21,439	—	21,439	—	—	—	—	—

Adjusted operating income / (loss)	123,868	216,361	3,532	149,108	100,957	45,567	7,475	17,674

**including intersegment operations

	Consolidated results		Mining Segment **		Steel Segment**		Power Segment**
US $ thousand	3Q2014	2Q2014	3Q2014	2Q2014	3Q2014	2Q2014	3Q2014	2Q2014
Net (loss) / income	(574,659)	(63,345)	(426,577)	(35,696)	(144,743)	(19,819)	(12,454)	(9,829)
Add:
Depreciation, depletion and amortization	108,350	112,919	69,800	71,901	36,371	38,779	2,179	2,239

Foreign exchange loss / (gain)	551,382	(114,630)	402,058	(84,364)	151,275	(31,285)	(1,950)	1,019

Loss resulting from accretion and remeasurement of contingent liability	564	547	564	547	—	—	—	—

Interest expense	194,870	193,801	99,182	92,491	95,751	98,642	7,343	9,480

Interest income	(1,476)	(354)	(6,450)	(5,512)	(1,832)	(1,294)	(600)	(359)

Net result on the disposal of non-current assets, impairment of goodwill and long-lived assets and provision for amounts due from related parties	14,474	2,208	8,235	613	5,934	1,568	305	27

Loss from discontinued operation, net of income tax	279	2,918	—	—	159	1,770	120	1,148

Result of disposed companies (incl. the result from their disposal)	(1)	(63)	—	—	(1)	(66)	—	3

Net gain / (loss) attributable to noncontrolling interests	2,116	6,724	(2,811)	418	4,009	5,406	918	899

Income taxes	(76,439)	30,587	(64,473)	48,634	(8,665)	(16,428)	(3,301)	(1,618)

Adjusted EBITDA	219,460	171,312	79,528	89,032	138,258	77,273	(7,440)	3,009

Adjusted EBITDA, margin	13.8%	9.8%	12.5%	12.7%	13.9%	7.1%	-3.2%	1.2%
Net (loss) / income	(574,659)	(63,345)	(426,577)	(35,696)	(144,743)	(19,819)	(12,454)	(9,829)

Add:
Provision for amounts due from related parties	6,948	2,149	(206)	623	6,974	1,478	179	48

Loss from discontinued operation, net of income tax	279	2,918	—	—	159	1,770	120	1,148

Result of disposed companies (incl. the result from their disposal)	(1)	(63)	—	—	(1)	(66)	—	3

Effect on net income / (loss) attributable to noncontrolling interests	1,241	236	—	—	1,241	236	—	—

Effect on income tax	—	467	—	—	—	467	—	—

Foreign exchange loss / (gain)	551,382	(114,630)	402,058	(84,364)	151,275	(31,285)	(1,950)	1,019

Accrual of income tax for 2009-2010	—	20,654	—	20,654	—	—	—	—

Adjusted net (loss) / income	(14,810)	(151,614)	(24,725)	(98,783)	14,905	(47,219)	(14,105)	(7,611)

Operating income / (loss)	94,805	37,369	1,257	(1,958)	94,725	36,044	(10,291)	1,285

Add:
Provision for amounts due from related parties	6,948	2,149	(206)	623	6,974	1,478	179	48

Loss on write-off of property, plant and equipment	5,600	1,912	5,244	637	357	1,275	—	—

Adjusted operating income / (loss)	107,353	41,430	6,295	(698)	102,056	38,797	(10,112)	1,333

**including intersegment operations

Consolidated Balance Sheets
(in thousands of U.S. dollars, except share amounts)
	September 30, 2014	December 31, 2013*
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$72,062	$274,539
Accounts receivable, net of allowance for doubtful accounts of $70,030 as of September 30, 2014 and $81,845 as of December 31, 2013	473,469	593,285
Due from related parties, net of allowance of $1,578,375 as of September 30, 2014 and $1,623,661 as of December 31, 2013	39,949	56,792
Inventories	868,617	1,413,284
Deferred income taxes	29,094	34,972
Prepayments and other current assets	306,132	442,597
Total current assets	1,789,323	2,815,469

Long-term investments in related parties	7,368	7,604
Other long-term investments	6,517	14,788
Property, plant and equipment, net	5,810,294	6,871,908
Mineral licenses, net	3,017,775	3,271,018
Due from related parties, net of allowance of $nil as of September 30, 2014 and $nil as of December 31,2013	7,300	—
Other non-current assets	154,518	160,894
Deferred income taxes	17,684	5,066
Goodwill	572,761	687,763
Total assets	11,383,540	13,834,510

LIABILITIES AND EQUITY
Short-term borrowings and current portion of long-term debt	7,618,320	1,484,912
Accounts payable and accrued expenses:
Trade payable to vendors of goods and services	799,925	945,629
Advances received	109,146	140,919
Accrued expenses and other current liabilities	489,468	362,919
Taxes and social charges payable	373,047	278,294
Unrecognized income tax benefits	40,531	78,333
Due to related parties	36,764	106,943
Asset retirement obligations, current portion	10,097	2,001
Deferred income taxes	30,302	37,775
Pension obligations, current portion	16,088	20,391
Dividends payable	2,633	3,293
Finance lease liabilities, current portion	169,762	122,815
Total current liabilities	9,696,083	3,584,224

Long-term debt, net of current portion	240,871	7,520,217
Asset retirement obligations, net of current portion	44,579	57,135
Pension obligations, net of current portion	142,685	151,945
Deferred income taxes	897,015	1,082,819
Finance lease liabilities, net of current portion	207,934	296,885
Due to related parties	5	21
Other long-term liabilities	375,741	329,444
EQUITY
Common shares (10 Russian rubles par value; 497,969,086 shares authorized, 416,270,745 shares issued and outstanding as of September 30, 2014 and December 31, 2013)	133,507	133,507
Preferred shares (10 Russian rubles par value; 138,756,915 shares authorized, 83,254,149 shares issued and outstanding as of September 30, 2014 and December 31, 2013)	25,314	25,314
Additional paid-in capital	834,136	834,118
Accumulated other comprehensive income (loss)	187,231	(47,601)
(Accumulated deficit) retained earnings	(1,650,596)	(427,863)

Equity attributable to shareholders of Mechel OAO	(470,408)	517,475

Noncontrolling interests	249,035	294,345

Total equity	(221,373)	811,820

Total liabilities and equity	11,383,540	13,834,510

*there were certain reclassifications to conform with the current period presentation

Consolidated Statements of Operations and Comprehensive
Income (Loss)
(in thousands of U.S. dollars)	9 months ended September 30,
	2014		2013*
	(unaudited)		(unaudited)

Revenue, net (including related party amounts of $87,270 and $126,031 during 9 months 2014 and 2013, respectively)	$5,032,121	$	6,718,108
Cost of goods sold (including related party amounts of $91,026 and $509,377 during 9 months 2014 and 2013, respectively)	(3,272,309)		(4,669,898)

Gross profit	1,759,812		2,048,210
Selling, distribution and operating expenses:

Selling and distribution expenses	(1,136,949)		(1,312,079)
Taxes other than income tax	(138,248)		(90,386)
Accretion expense	(4,336)		(3,764)
Loss on write-off of property, plant and equipment	(7,713)		(5,270)
Impairment of goodwill and long-lived assets	—		(177,416)
Provision for amounts due from related parties	(15,598)		(629,392)
Provision for doubtful accounts	(28,756)		(16,855)
General, administrative and other operating expenses, net	(349,094)		(408,765)

Total selling, distribution and operating expenses, net	(1,680,694)		(2,643,927)

Operating income (loss)	79,118		(595,717)
Other income and (expense):

Income from equity investments	67		3,683
Interest income	2,717		6,993
Interest expense	(573,451)		(547,740)
Foreign exchange loss	(734,724)		(150,938)
Other income (expense), net	13,517		(109,166)

Total other income and (expense), net	(1,291,874)		(797,168)

Loss from continuing operations, before income tax	(1,212,756)		(1,392,885)
Income tax (expense) benefit	(13,854)		59,587

Net loss from continuing operations	(1,226,610)		(1,333,298)

Income (loss) from discontinued operations, net of income tax	8,005		(910,337)
Net loss	(1,218,605)		(2,243,635)

Less: Net (income) loss attributable to noncontrolling interests	(4,003)		(2,930)

Net loss attributable to shareholders of Mechel OAO	(1,222,608)		(2,246,565)
Less: Dividends on preferred shares	(124)		(127)
Net loss attributable to common shareholders of Mechel OAO	(1,222,732)		(2,246,692)

Net loss	(1,218,605)		(2,243,635)
Currency translation adjustment	191,524		(95,790)
Transfer of currency translation adjustment due to disposal of subsidiaries	—		68,951
Change in pension benefit obligation	(6,328)		(2,659)
Adjustment of available-for-sale securities	307		(836)

Comprehensive loss	(1,033,102)		(2,273,969)

Comprehensive loss attributable to noncontrolling interests	45,325		23,628
Comprehensive loss attributable to shareholders of Mechel OAO	(987,777)		(2,250,341)

*there were certain reclassifications to conform with the current period presentation

Consolidated Statements of Cash Flows
(in thousands of U.S. dollars)	9 months ended September 30,
	2014	2013*
	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net loss	$(1,218,605)	$(2,243,635)
Plus: (Income) loss from discontinued operations, net of income tax	(8,005)	910,337
Adjustments to reconcile net loss from continuing operations to net cash provided by operating activities:

Depreciation	287,216	320,452
Depletion and amortization	39,281	64,999
Foreign exchange loss	734,724	150,938
Deferred income taxes	(117,367)	(144,780)
Provision for doubtful accounts	28,756	16,853
Change in inventory reserves	88	(4,971)
Accretion expense	4,336	3,764
Loss on write-off of property, plant and equipment	7,713	5,270
Impairment of goodwill and long-lived assets	—	177,416
Income from equity investments	(67)	(3,683)
Ðrovision for amounts due from related parties	15,598	629,392
Non-cash interest on pension liabilities	7,174	8,148
Loss (gain) on sale of property, plant and equipment	2,254	(243)
Gain on sale of investments	(14,811)	—
Gain on accounts payable with expired legal term	(616)	(749)
Loss on disposal of subsidiaries	—	92,335
Amortization of loan origination fee	43,712	42,328
Loss resulting from accretion and remeasurement of contingent liability	1,642	1,521
Pension service cost, amortization of prior service cost and actuarial (gain) loss, other expenses	4,239	4,796
Changes in working capital items, net of effects from acquisition of new subsidiaries:

Accounts receivable	22,718	(22,397)
Inventories	367,017	412,421
Trade payable to vendors of goods and services	57,881	38,787
Advances received	(264)	(35,797)
Accrued taxes and other liabilities	458,204	116,769
Settlements with related parties	(41,647)	(373,543)
Other current assets	38,565	62,400
Unrecognized income tax benefits	(28,387)	32,787
Net operating cash flows of discontinued operations	7,897	50,624
Net cash provided by operating activities	699,246	312,539

Cash Flows from Investing Activities
Acquisition of DEMP, less cash acquired	(64,476)	(43,548)
Acquisition of Port Vanino	—	(518,823)
Disposal of Port Vanino	—	500,058
Proceeds from disposal of securities	15,599	—
Short-term loans issued and other investments	(2)	(1,087)
Proceeds from disposal of TPP Rousse, less cash disposed of	1,454	26,684
Proceeds from disposal of other subsidiaries, less cash disposed of	690	1,236
Proceeds from short-term loans issued	1,334	6,465
Proceeds from disposals of property, plant and equipment	28,010	4,685
Purchases of mineral licenses and other related payments	—	(886)
Purchases of property, plant and equipment	(421,232)	(444,275)
Net investing cash flows of discontinued operations	2,304	(16,296)
Net cash used in investing activities	(436,319)	(485,787)

Cash Flows from Financing Activities
Proceeds from borrowings	2,061,294	2,555,319
Repayment of borrowings	(2,420,314)	(2,464,851)
Dividends paid	(122)	(320)
Dividends paid to noncontrolling interest	(147)	(1,569)
Acquisition of noncontrolling interest in subsidiaries	(40,043)	(33)
Repayment of obligations under finance lease	(33,047)	(109,026)
Sale leaseback proceeds	15,273	40,023
Net financing cash flows of discontinued operations	—	(18,533)
Net cash (used in) provided by financing activities	(417,106)	1,010

Effect of exchange rate changes on cash and cash equivalents	(48,299)	(17,751)
Net decrease in cash and cash equivalents	(202,478)	(189,989)

Cash and cash equivalents at beginning of period	274,539	297,993
Cash and cash equivalents at end of period	72,062	108,004

*there were certain reclassifications to conform with the current period presentation